As filed with the Securities and Exchange Commission on June 16, 2023

Registration No. 333-272253

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GEN Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5812	87-3424935
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11480 South Street Suite 205

Cerritos, CA 90703

(562) 356-9929

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Kim

Jae Chang

Co-Chief Executive Officers

GEN Restaurant Group, Inc.

11480 South Street Suite 205

Cerritos, CA 90703

(562) 356-9929

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael Flynn Peter Wardle Gibson, Dunn & Crutcher LLP 3161 Michelson Drive Irvine, CA 92612-4412 (949) 451-3800	Ryan Wilkins Amanda McFall Stradling Yocca Carlson & Rauth, P.C. 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660 (949) 725-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to this registration statement is being filed solely to file the exhibits filed herewith. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee, the FINRA fee and the stock exchange listing fee are estimated.

SEC Registration Fee	$4,928
FINRA Filing Fee	$7,207
Stock Exchange Listing Fee	$30,000
Printing Costs	$675,000
Legal Fees and Expenses	$1,400,000
Accounting Fees and Expenses	150,000
Transfer Agent Fees and Expenses	$25,000
Miscellaneous Expenses	$100,000

Total	$2,392,135

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to our company or its stockholders for monetary damages for breach of fiduciary duty as a director. Our amended and restated bylaws will provide that each person who was or is party or is threatened to be made a party to, or was or is otherwise involved in, any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director or officer of our company or was serving at the request of our company as a director, officer, employee, agent or trustee of another entity shall be indemnified and held harmless by us to the full extent authorized by the DGCL against all expense, liability and loss actually and reasonably incurred in connection therewith, subject to certain limitations.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director derived an improper personal benefit from (such as a financial profit or other advantage to which such director was not legally entitled) or (4) breached the director’s duty of loyalty.

We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will provide for indemnification of our directors and officers by the underwriters against certain liabilities.

Item 15. Recent Sale of Unregistered Securities.

We have not sold any securities, registered or otherwise, within the past three years.

Item 16. Exhibits and Financial Data Schedules.

Exhibit Index

Exhibit No.	Description of Exhibit

1.1**	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Certificate of Incorporation to be in effect upon completion of this offering.

3.2	Form of Amended and Restated Bylaws to be in effect upon completion of this offering.

4.1**	Form of Representative’s Warrant.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

10.1**	Form of GEN Restaurant Companies, LLC Amended and Restated Limited Liability Company Agreement to be in effect upon completion of this offering.

10.2**	Form of Tax Receivable Agreement.

10.3**	Form of Registration Rights Agreement.

10.4**	Form of Indemnification Agreement entered into with Directors and Executive Officers.

10.5#	GEN Inc. 2023 Equity Incentive Plan.

10.6	Promissory Note by and between the Company and Pacific City Bank, dated March 2, 2022.

10.7#	Form of Executive Employment Agreement

21.1	Subsidiaries of the Registrant.

23.1**	Consent of Marcum LLP, independent registered public accounting firm, as to GEN Restaurant Group.

23.2	Consent of Gibson, Dunn & Crutcher LLP (to be included in Exhibit 5.1).

24.1**	Powers of Attorney (included on the signature page hereto).

99.1**	Consent of Michael B. Cowan, as director nominee.

99.2**	Consent of Jonathan Gregory, as director nominee.

107	Filing Fee Table.

**	Previously filed.
#	Denotes management compensatory plan or arrangement

(b)	Financial Statement Schedule

None. Financial statement schedules have been omitted because the information is included in our consolidated financial statements included elsewhere in this Registration Statement.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cerritos, state of California, on June 16, 2023.

GEN Restaurant Group, Inc.

By:	/s/ David Kim
Name:	David Kim
Title:	Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities and on the date indicated.

/s/ David Kim David Kim	Co-Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2023

* Jae Chang	Co-Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2023

* Thomas V. Croal	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2023

* By:	/s/ David Kim
Name:	David Kim
Title:	Attorney-in-Fact